Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BRASS AND COPPER HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Fourth Quarter Highlights

•	Volume of 131.1 million pounds, a 3% year-over-year increase;

•	Net income increased 18% to $6.6 million and diluted earnings per common share increased 16% to $0.29;

•	Adjusted EBITDA decreased 14% to $25.3 million year-over-year;

•	Adjusted diluted earnings per common share increased 87% to $0.56; and

•	The Company repurchased 400,000 shares of its stock for a total price of $12.6 million.

Full Year Highlights

•	Volume of 564.6 million pounds, an increase of 11% year-over-year;

•	Net income increased 14% to $58.2 million and diluted earnings per common share increased by 13% to $2.61;

•	The Company generated Adjusted EBITDA of $128.5 million, a 2% decrease over the prior year which included a $7.4 million benefit from the recovery of insurance proceeds;

•	Adjusted diluted earnings per common share increased 27% to $3.12; and

•	The Company announces a change in its calculation of Adjusted EBITDA and Adjusted diluted earnings per share along with providing full-year guidance for 2019.

Schaumburg, IL., February 28, 2019 Global Brass and Copper Holdings, Inc. (NYSE:BRSS) (“GBC” or the “Company”) today announced the results for the fourth quarter and full year ended December 31, 2018.
“For Global Brass and Copper, 2018 was a highly encouraging year as we successfully integrated our acquisition of Alumet, which helped to drive solid volume growth during a challenging year where global trade and macroeconomic conditions weighed on our end markets. Additionally, we were able to improve profitability during 2018, which resulted in a significant increase in adjusted diluted earnings per share. This increase reflected beneficial changes to statutory tax rates, additional tax strategies and our debt refinancing which added to our bottom line. Adjusted EBITDA increased 4.4% in 2018 after excluding the $7.4 million of insurance proceeds from our 2017 results. Overall, we are encouraged by the improvements in our businesses and the achievements we made in 2018, highlighted by our strong financial performance despite a challenging environment,” said John Wasz, GBC’s President and Chief Executive Officer.
Mr. Wasz concluded, “As we enter 2019, I am excited about our plans to grow profitably and our ability to create uncommon value for our customers. While we expect the soft volume environment we experienced in Q4 2018 to get better as we move through the mid to late part of 2019, we will continue to build on our asset management philosophy and price our products with full consideration for the cost and complexity required to produce them. We will continue to generate cash and capitalize on additional acquisition opportunities when appropriate.”

Fourth Quarter Operating Results
GBC volumes for the fourth quarter of 2018 increased 2.7% to 131.1 million pounds as compared to 127.7 million pounds in the fourth quarter of 2017. A.J. Oster volumes improved due to our Alumet acquisition and Olin Brass grew munitions volumes but experienced decreased demand in the coinage market. Chase Brass volumes decreased due to softer demand in the building and housing market.
Net sales for the fourth quarter of 2018 decreased to $404.3 million from $424.9 million in the fourth quarter of 2017. The decrease in net sales was primarily attributable to a decrease in the metal cost recovery component stemming from decreased metal prices, partially offset by increased volumes. Adjusted sales, our non-GAAP financial measure that reflects the value added premium over metal replacement cost recovery, increased by 7.1% to $146.6 million from $136.9 million in 2017, primarily due to increased volumes. A reconciliation of net sales to adjusted sales is provided later in this press release.
Net income attributable to Global Brass and Copper Holdings, Inc. for the fourth quarter of 2018 was $6.6 million, or $0.29 per diluted share, compared to $5.6 million, or $0.25 per diluted share, for the same period of 2017. The increase was due to a decrease in tax expense partially offset by unfavorable changes in gross profit.
Adjusted EBITDA, our non-GAAP measure of profitability, was $25.3 million for the fourth quarter of 2018, a decrease of 13.9% compared to 2017. The decrease was primarily due to unfavorable conversion costs and increased compensation costs, partially offset by increased volumes. A reconciliation of net income attributable to GBC to adjusted EBITDA is provided later in this press release.
Adjusted diluted earnings per common share, another non-GAAP measure, was $0.56 for the fourth quarter of 2018 compared to $0.30 in the prior year, and increased for similar reasons as adjusted EBITDA offset by favorable fluctuations in the provision for income taxes. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.
Full Year Operating Results
Full-year volumes increased by 11.3% to 564.6 million pounds compared to 507.3 million pounds in 2017. Volumes increased as a result of the Alumet acquisition and higher demand in the munitions and coinage markets.
Net sales for the full year increased to $1.8 billion from $1.6 billion in 2017. The increase in net sales was primarily attributable to our Alumet acquisition, an increase in the metal cost recovery component stemming from increased metal prices, and an increase in volumes. Adjusted sales increased by 15.1% to $616.6 million from $535.8 million in 2017, due to the acquisition of Alumet, other organic volume increases, and favorable metal mix and metal sourcing. A reconciliation of net sales to adjusted sales is provided later in this press release.
Net income attributable to Global Brass and Copper Holdings, Inc. for the full year was $58.2 million, or $2.61 per diluted share, compared to $51.1 million, or $2.31 per diluted share, for 2017. The increase was mainly due to the combination of the following items along with a variety of less significant items:

•	a decrease in tax expense of $16.6 million;

•	$7.8 million improvement from our metal pricing, sourcing, and blending initiatives;

•	an increase due to our acquisition of Alumet ($4.7 million);

•	the absence of a $7.4 million benefit recorded in the prior year related to the recovery of insurance proceeds associated with our 2016 production outage; and

•	an unfavorable change in our lower of cost or market adjustment to inventory of $6.5 million.

Adjusted EBITDA was $128.5 million for the full year, a decrease of 1.5% as compared to 2017. The decrease was the result of the following:

•	the absence of $7.4 million of income related to insurance proceeds related to our 2016 production outage that we recorded in 2017;

•	an unfavorable increase in employee and employee related costs;

•	increased conversion costs of $1.8 million stemming from operational inefficiencies that negatively impacted yields and productivity;

•	increased shrinkage costs as a result of higher metal prices;

•	$0.7 million of costs associated with an environmental incident at an Olin Brass facility;

•	$7.8 million improvement from our metal pricing, sourcing, and blending initiatives;

•	the year-over-year benefit from our acquisition of Alumet ($5.9 million); and

•	$2.4 million more of unusual costs in the prior year related to transitioning to an HSA medical plan, inventory reductions at Olin Brass, and the implementation of an ERP system at A.J. Oster.
A reconciliation of net income attributable to GBC to adjusted EBITDA is provided later in this press release.
Adjusted diluted earnings per common share was $3.12 for the full year as compared to $2.46 in 2017, and increased for similar reasons as adjusted EBITDA offset by favorable fluctuations in the provision for income taxes and interest expense, net. A reconciliation of diluted net income attributable to GBC per common share to adjusted diluted earnings per common share is provided later in this press release.
Cash Flow and Leverage
During the fourth quarter of 2018, we generated $40.1 million of cash from the combination of operating and investing activities largely due to changes in working capital and cash earnings, partially offset by capital expenditures. During the full year of 2018, we generated $94.3 million of cash from the combination of operating and investing activities, driven by cash earnings and changes in working capital, partially offset by capital expenditures.
In addition, the Company repurchased 400,000 shares of its common stock for a total of $12.6 million under a share repurchase program enacted by its Board on July 31, 2018.
We ended the year with cash of $125.5 million, $312.8 million outstanding under our term loan facility and $195.4 million available under our asset based revolving loan facility.

2019 Guidance & Change in Adjusted EBITDA Calculation
The Company is changing the calculation of Adjusted EBITDA to no longer benefit from an add-back of stock compensation expense. Thus, due to the change in calculation, Adjusted EBITDA would decrease and a summary of this change is posted on the Company’s website. As a reminder, the Company generated $128.5 million of Adjusted EBITDA in 2018 and, under the new calculation methodology, which excludes $6.7 million add-back for stock compensation expense, the Company generated $121.8 million of Adjusted EBITDA.
For the full-year 2019, GBC expects to incur stock compensation expenses of approximately $9.3 million, a change to the prior year’s amount due to the variable, performance based compensation component of our stock based compensation plans. Given that, the following table presents our guidance ranges for volumes and Adjusted EBITDA for 2019 with a comparison to what the amounts would have been had we not changed the methodology of calculating Adjusted EBITDA:

	Shipment volumes in the range of	Adjusted EBITDA in the range of (under the old methodology)	Adjusted EBITDA in the range of (under the new methodology)
2018 Actual Results	564.6 million pounds	$128.5 million	$121.8 million
2019 Guidance	555 to 595 million pounds	$129 million to $139 million	$120 million to $130 million
Due to the forward looking nature of Adjusted EBITDA guidance, GBC is unable to reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measure. Management is unable to project certain reconciling items, in particular unrealized gains / losses on derivative contracts, LIFO liquidation gains / losses, and lower of cost or market adjustments to inventory, for future periods due to market volatility.
Conference Call
The Company will host a teleconference and webcast at 9:00 a.m. (Central Time) on Friday, March 1, 2019 to review the results. To listen to the live call, individuals can access the webcast approximately 10 minutes before the scheduled start time at the investor relations portion of the Company’s website at http://ir.gbcholdings.com, or by dialing 855-878-0250, passcode #4291983. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Company’s website.
About Global Brass and Copper
Global Brass and Copper Holdings, Inc. is a leading, value-added converter, fabricator, processor, and distributor of specialized non-ferrous products in North America. We engage in metal melting and casting, rolling, drawing, extruding, welding, stamping, and coating to fabricate finished and semi-finished alloy products from processed scrap, virgin metals, and other refined metals. Our products include a wide range of sheet, strip, foil, rod, tube, painted and fabricated metal component products. Our products are used in a variety of applications across diversified markets, including the building and housing, munitions, automotive, transportation, coinage, electronics / electrical components, industrial machinery and equipment, and general consumer markets.

CONTACT:	Christopher J. Kodosky
Global Brass and Copper Holdings, Inc.
Chief Financial Officer
(847) 240-4700

Mark Barbalato
FTI Consulting
(212) 850-5707

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2018	2017	2018	2017
Net sales	$404.3	$424.9	$1,765.4	$1,578.6
Cost of sales	(367.4)	(379.1)	(1,578.7)	(1,394.4)
Gross profit	36.9	45.8	186.7	184.2
Selling, general and administrative expenses	(24.2)	(22.2)	(92.7)	(83.8)
Operating income	12.7	23.6	94.0	100.4
Interest expense, net	(4.1)	(3.7)	(16.8)	(17.6)
Loss on extinguishment of debt	—	—	(0.5)	(0.2)
Other income (expense), net	0.2	(0.6)	(0.8)	3.0
Income before provision for income taxes	8.8	19.3	75.9	85.6
Provision for income taxes	(2.1)	(13.5)	(17.3)	(33.9)
Net income	6.7	5.8	58.6	51.7
Net income attributable to noncontrolling interest	(0.1)	(0.2)	(0.4)	(0.6)
Net income attributable to Global Brass and Copper Holdings, Inc.	$6.6	$5.6	$58.2	$51.1

Net income attributable to Global Brass and Copper Holdings, Inc. per common share:
Basic	$0.30	$0.26	$2.66	$2.35
Diluted	$0.29	$0.25	$2.61	$2.31
Weighted average common shares outstanding:
Basic	21.9	21.8	21.9	21.7
Diluted	22.2	22.1	22.3	22.1

Supplemental Non-GAAP Reconciliation
Net sales	$404.3	$424.9	$1,765.4	$1,578.6
Metal component of net sales	(257.7)	(288.0)	(1,148.8)	(1,042.8)
Adjusted sales	$146.6	$136.9	$616.6	$535.8

Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share, as reported	$0.29	$0.25	$2.61	$2.31
Unrealized (gain) loss on derivative contracts	0.07	(0.02)	0.13	0.03
Refinancing costs	—	—	0.07	0.04
Specified legal / professional expenses	0.02	0.04	0.02	0.06
Lower of cost or market adjustment to inventory	0.13	(0.13)	0.13	(0.16)
LIFO liquidation loss (gain)	—	0.04	—	0.04
Share-based compensation expense	0.10	0.09	0.30	0.37
Restructuring and other business transformation charges	—	0.02	—	0.02
Inventory step-up costs from acquisition accounting	—	0.01	0.01	0.01
Tax impact on above adjustments (a)	(0.05)	—	(0.15)	(0.26)
Adjusted diluted earnings per common share	$0.56	$0.30	$3.12	$2.46

(a) Calculated based on our effective tax rate plus specific tax items related to share-based compensation expense.

Global Brass and Copper Holdings, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2018	2017	2018	2017
Net income attributable to Global Brass and Copper Holdings, Inc.	$6.6	$5.6	$58.2	$51.1
Interest expense, net	4.1	4.0	16.8	17.6
Provision for income taxes	2.1	13.5	17.3	33.9
Depreciation expense	5.5	5.0	21.1	18.5
Amortization expense	0.1	—	0.4	0.1
Unrealized (gain) loss on derivative contracts	1.5	(0.3)	2.8	0.8
LIFO liquidation loss (gain)	0.1	1.0	0.1	1.0
Refinancing costs	—	—	1.6	0.9
Specified legal / professional expenses (a)	0.4	0.8	0.4	1.3
Lower of cost or market adjustment to inventory	2.8	(2.8)	2.9	(3.6)
Share-based compensation expense	2.1	1.9	6.7	8.2
Restructuring and other business transformation charges (b)	—	0.4	—	0.4
Inventory step-up costs from acquisition accounting	—	0.3	0.2	0.3
Adjusted EBITDA	$25.3	$29.4	$128.5	$130.5

(a)	Represents selected professional fees for accounting, tax, legal and consulting services for merger and acquisition activity.

(b)	Restructuring and other business transformation charges in 2017 represent severance charges at Olin Brass.

Segment Results of Operations

	Three Months Ended December 31,		Change 2018 vs. 2017
(in millions)	2018	2017	Amount	Percent
Pounds shipped (a)
Olin Brass	60.4	58.7	1.7	2.9%
Chase Brass	47.5	51.5	(4.0)	(7.8)%
A.J. Oster	31.7	25.8	5.9	22.9%
Corporate and other (b)	(8.5)	(8.3)	(0.2)	(2.4)%
Total	131.1	127.7	3.4	2.7%
Net sales
Olin Brass	$183.1	$194.2	$(11.1)	(5.7)%
Chase Brass	132.0	151.1	(19.1)	(12.6)%
A.J. Oster	110.6	97.0	13.6	14.0%
Corporate and other (b)	(21.4)	(17.4)	(4.0)	(23.0)%
Total	$404.3	$424.9	$(20.6)	(4.8)%
Adjusted EBITDA
Olin Brass	$11.7	$12.5	$(0.8)	(6.4)%
Chase Brass	13.3	16.6	(3.3)	(19.9)%
A.J. Oster	5.0	4.4	0.6	13.6%
Total adjusted EBITDA of operating segments	30.0	33.5	(3.5)	(10.4)%
Corporate and other	(4.7)	(4.1)	(0.6)	14.6%
Total consolidated adjusted EBITDA	$25.3	$29.4	$(4.1)	(13.9)%

	Year Ended December 31,		Change 2018 vs. 2017
(in millions)	2018	2017	Amount	Percent
Pounds shipped (a)
Olin Brass	255.9	245.5	10.4	4.2%
Chase Brass	212.4	218.5	(6.1)	(2.8)%
A.J. Oster	134.7	81.0	53.7	66.3%
Corporate and other (b)	(38.4)	(37.7)	(0.7)	(1.9)%
Total	564.6	507.3	57.3	11.3%
Net sales
Olin Brass	$767.3	$743.1	$24.2	3.3%
Chase Brass	612.1	591.1	21.0	3.6%
A.J. Oster	473.7	323.6	150.1	46.4%
Corporate and other (b)	(87.7)	(79.2)	(8.5)	(10.7)%
Total	$1,765.4	$1,578.6	$186.8	11.8%
Adjusted EBITDA
Olin Brass	$57.2	$51.2	$6.0	11.7%
Chase Brass	66.3	73.2	(6.9)	(9.4)%
A.J. Oster	23.1	14.8	8.3	56.1%
Total adjusted EBITDA of operating segments	146.6	139.2	7.4	5.3%
Corporate and other (c)	(18.1)	(8.7)	(9.4)	108.0%
Total consolidated adjusted EBITDA	$128.5	$130.5	$(2.0)	(1.5)%

(a) Amounts exclude quantity of unprocessed metal sold.
(b) Amounts represent intercompany eliminations.
(c) Includes a $7.4 million recovery of insurance proceeds in 2017 relating to a production outage in 2016.

Global Brass and Copper Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	As of
(In millions, except share and par value data)	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$125.5	$59.0
Accounts receivable (net of allowance of $1.3 and $1.0, respectively)	165.6	197.8
Inventories	218.2	208.1
Prepaid expenses and other current assets	8.5	11.7
Income tax receivable	2.8	3.6
Total current assets	520.6	480.2
Property, plant and equipment, net	147.8	142.9
Goodwill	4.4	4.5
Intangible assets, net	1.6	2.0
Deferred income taxes	11.3	16.1
Other noncurrent assets	5.3	6.5
Total assets	$691.0	$652.2
Liabilities and equity
Current liabilities:
Current portion of debt	$4.6	$5.0
Accounts payable	114.1	117.1
Accrued liabilities	40.2	36.0
Accrued interest	0.1	0.2
Income tax payable	—	0.5
Total current liabilities	159.0	158.8
Noncurrent portion of debt	305.7	309.0
Other noncurrent liabilities	38.5	37.1
Total liabilities	503.2	504.9
Commitments and contingencies
Global Brass and Copper Holdings, Inc. stockholders’ equity:
Common stock - $0.01 par value; 80,000,000 shares authorized; 22,541,310 and 22,133,764 shares issued, respectively	0.2	0.2
Additional paid-in capital	62.5	54.5
Retained earnings	148.8	97.3
Treasury stock - 743,057 and 226,576 shares, respectively	(22.6)	(6.6)
Accumulated other comprehensive loss	(6.1)	(2.9)
Total Global Brass and Copper Holdings, Inc. stockholders’ equity	182.8	142.5
Noncontrolling interest	5.0	4.8
Total equity	187.8	147.3
Total liabilities and equity	$691.0	$652.2

Global Brass and Copper Holdings, Inc.
Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(in millions)	2018	2017
Cash flows from operating activities
Net income	$58.6	$51.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Lower of cost or market adjustment to inventory	2.9	(3.6)
Unrealized (gain) loss on derivatives	2.8	0.8
Depreciation	21.1	18.5
Amortization of intangible assets	0.4	0.1
Amortization of debt discount and issuance costs	1.2	1.3
Loss on extinguishment of debt	0.5	0.2
Uncertain tax positions	—	2.1
Share-based compensation expense	6.7	8.2
Provision for bad debts, net of reductions	0.8	0.1
Deferred income taxes	5.3	18.0
Loss on disposal of property, plant and equipment	0.3	—
Change in assets and liabilities, net of effects of business acquisition:
Accounts receivable	31.6	(49.8)
Inventories	(13.3)	(9.7)
Prepaid expenses and other current assets	1.0	2.6
Accounts payable	(1.5)	18.9
Accrued liabilities	3.5	(10.1)
Accrued interest	(0.1)	—
Income taxes, net	0.1	0.9
Other, net	0.2	(1.0)
Net cash provided by (used in) operating activities	122.1	49.2
Cash flows from investing activities
Capital expenditures	(26.2)	(24.7)
Business acquisition	(1.7)	(40.0)
Proceeds from sale of property, plant and equipment	0.1	0.1
Net cash used in investing activities	(27.8)	(64.6)
Cash flows from financing activities
Borrowings on ABL Facility	0.9	0.8
Payments on ABL Facility	(0.9)	(0.8)
Payments of debt issuance costs	(0.4)	(0.2)
Proceeds from term loan, net of discount	25.4	8.7
Payments on term loan	(28.6)	(11.9)
Principal payments under capital lease obligation	(1.8)	(1.3)
Dividends paid	(6.7)	(4.4)
Distribution to noncontrolling interest owner	—	(0.4)
Proceeds from exercise of stock options	1.3	0.8
Share repurchases	(16.0)	(5.1)
Net cash used in financing activities	(26.8)	(13.8)
Effect of foreign currency exchange rates	(1.0)	—
Net increase (decrease) in cash	66.5	(29.2)
Cash and cash equivalents at beginning of period	59.0	88.2
Cash and cash equivalents at end of period	$125.5	$59.0
Noncash investing and financing activities
Purchases of property, plant and equipment not yet paid	$4.4	$5.0
Acquisition of equipment under capital lease obligation	$0.4	$—

Non-GAAP Measures
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), we also report “adjusted EBITDA,” “adjusted diluted earnings per common share,” and “adjusted sales,” which are non-GAAP financial measures as defined below.
Adjusted sales, adjusted EBITDA, and adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and are not intended as alternatives to any other measure of performance in conformity with US GAAP.
You should therefore not place undue reliance on adjusted EBITDA, adjusted diluted earnings per common share, adjusted sales, or any ratios calculated using them. Our US GAAP-based measures can be found in our consolidated financial statements included elsewhere in this press release.
Adjusted EBITDA
Net income attributable to Global Brass and Copper Holdings, Inc. is the most directly comparable US GAAP measure to adjusted EBITDA. Adjusted EBITDA is defined as net income attributable to Global Brass and Copper Holdings, Inc., plus interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude the following:

•	unrealized gains and losses on derivative contracts in support of our balanced book approach;

•	unrealized gains and losses associated with derivative contracts related to energy and utility costs;

•	impact associated with lower of cost or market adjustments to inventory;

•	gains and losses due to the depletion of a LIFO layer of metal inventory;

•	share-based compensation expense;

•	refinancing costs;

•	restructuring and other business transformation charges;

•	inventory step-up costs related to acquisition accounting;

•	specified legal and professional expenses; and

•	certain other items.
Although the above denotes that share-based compensation expenses are excluded from our calculation of adjusted EBITDA, please see the other comments in this press release regarding the changes we will be making to our calculation of adjusted EBITDA in 2019. In addition, we believe adjusted EBITDA represents a meaningful presentation of the financial performance of our core operations, because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.
Adjusted EBITDA is the key metric used by our Chief Operating Decision Maker (“CODM”) to evaluate the segment performance in a way that we believe reflects our core operating performance, and in turn, incentivizes members of management and certain employees. For example, we use adjusted EBITDA per pound in order to measure the effectiveness of the balanced book approach in reducing the financial impact of metal price volatility on earnings and operating margins, and to measure the effectiveness of our business transformation initiatives in improving earnings and operating margins. However, our adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. In addition, it has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP.
We compensate for these limitations by using adjusted EBITDA along with other comparative tools, together with US GAAP measurements, to assist in the evaluation of operating performance. Such US GAAP measurements include operating income and net income.

Adjusted diluted earnings per common share
Diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share is the most directly comparable US GAAP measure to adjusted diluted earnings per common share. Adjusted diluted earnings per common share is defined as diluted net income attributable to Global Brass and Copper Holdings, Inc. per common share adjusted to remove the per share impact of the add backs to EBITDA in calculating adjusted EBITDA.
We believe adjusted diluted earnings per common share represents a meaningful presentation of the financial performance of our consolidated results because it provides period-to-period comparisons that are more consistent and more easily understood. We also believe it is an important supplemental measure that is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry.
Adjusted diluted earnings per share is the key metric used by our CODM to evaluate the Company’s performance, and in turn, incentivize members of management and certain employees.
We believe that adjusted diluted earnings per common share supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons. Adjusted diluted earnings per common share may not be comparable to similarly titled measures presented by other companies and is not a measure of operating performance or liquidity defined by US GAAP.
Adjusted sales
Net sales is the most directly comparable US GAAP measure to adjusted sales, which represents the value-added premium we earn over our conversion and fabrication costs. Adjusted sales is defined as net sales less the metal cost of products sold. We use adjusted sales on a consolidated basis to monitor the revenues that are generated from our value-added conversion and fabrication processes excluding the effects of fluctuations in metal costs. We believe that adjusted sales supplements our US GAAP results to provide a more complete understanding of the results of our business, and we believe it is useful to our investors and other parties for these same reasons.

Cautionary Statement Concerning Forward-Looking Statements
This press release contains “forward-looking statements” that involve risks and uncertainties. All statements the Company makes relating to its estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to its expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make or may make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may change at any time, and, therefore, our actual results may differ materially from those that we expected. Important factors that could cause actual results to differ materially from these expectations include, among other things, general market conditions, market demand and competitive factors, our ability to implement business and acquisition strategies, our ability to address unexpected operational issues, and our ability to continue to implement our balanced book approach.
More detailed information about these and other risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including under “Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and our reports filed with the Securities and Exchange Commission from time-to-time, including Quarterly Reports on Form 10-Q, copies of which may be obtained by visiting the Company’s Investor Relations website at http://ir.gbcholdings.com or the SEC’s website at www.sec.gov. All forward-looking information in this press release is expressly qualified in its entirety by these cautionary statements. All forward-looking statements contained in this press release are based upon information available to the Company on the date of this press release.
In addition, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Accordingly, investors should not place undue reliance on those statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.